Exhibit 3 (i) (b)
TRIPLE-S MANAGEMENT CORPORATION
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
     TRIPLE-S MANAGEMENT CORPORATION (the “Corporation”), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, does hereby certify:
     FIRST: That at a meeting of the Board of Directors of the Corporation, duly held and convened on February 28, 2008, resolutions were duly adopted approving proposed amendments (the “Amendments”) to Paragraphs B and C of Article TENTH of the Corporation’s Amended and Restated Articles of Incorporation and declaring said Amendments advisable in the form set forth herein.
     SECOND: That at the annual meeting of shareholders of the Corporation held on April 27, 2008, the inspectors of election appointed for the purpose of conducting and tabulating the votes of the shareholders for and against the adoption of the Amendments, executed and delivered a certificate to the effect that more than a majority of the issued and outstanding stock of the Corporation entitled to vote on the Amendments voted in favor of the said Amendments.
     THIRD: That the Amendments have been adopted in accordance with the applicable provisions of Article 8.02(B) of the Puerto Rico General Corporation Law of 1995.
     FOURTH: That Paragraph B of Article TENTH of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended in its entirety to read as follows:

     “B.  Subject to the terms of this paragraph, the Board of Directors shall be divided into three groups, respectively designated “Group 1,” “Group 2,” and “Group 3,” as nearly equal in number as possible and whose term expire at different times. Directors in each group shall be elected for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director is elected. The Board of Directors may (i) reduce the size of each group of directors and (ii) nominate directors for shorter terms of office and assign such nominees to another group, in order to meet the requirements of the first sentence of this paragraph by the 2010 annual meeting of shareholders.”
     FIFTH: That Paragraph C of Article TENTH of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended in its entirety to read as follows:

     “C.  The President of the Corporation shall be a member of the Board of Directors and will be excluded from the aforementioned groups. Every director will perform his/her duties until his/her successor is duly elected and in possession of his/her position.”
     IN WITNESS WHEREOF, Triple-S Management Corporation has caused its corporate seal to be hereunder affixed and this Certificate to be signed by Ramón M. Ruiz Comas, as President and Chief Executive Officer, and Juan J. Román-Jiménez, as Vice-President of Finance and Chief Financial Officer, this 30th day of April, 2008.
[Corporate Seal]

/s/ Ramón M. Ruiz Comas
Ramón M. Ruiz Comas
President and CEO

/s/ Juan J. Román Jiménez

Juan J. Román Jiménez
Vice-President of Finance and CFO

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